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                                                         OMB APPROVAL
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                                                  OMB Number: 3235-0145
                                                  Expires: November 30, 1999
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                                                  hours per response . . . 14.90
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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                              (Amendment No. 16)1

                      Allergan Specialty Therapeutics, Inc.
                                (Name of Issuer)

                 Callable Class A Common Stock, par value $0.01
                         (Title of Class of Securities)

                                    018494104
                                 (CUSIP Number)

                                 Mark C. Wehrly
                       Farallon Capital Management, L.L.C.
                         One Maritime Plaza, Suite 1325
                         San Francisco, California 94111
                                 (415) 421-2132
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                November 30, 1999
             (Date of Event which Requires Filing of this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

          Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)
                               Page 1 of 34 Pages
                         Exhibit Index Found on Page 33


----------------------
     1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13D
===============================
CUSIP No. 018494104
===============================
---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Partners, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ]**
         ** The reporting persons making this filing hold an aggregate of
            1,099,221 Shares, which is 33.6% of the class of securities.
            The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         WC, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         California
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           247,321
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      247,321
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         247,321
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         7.6%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 34 Pages

                                       13D
===============================
CUSIP No. 018494104
===============================
---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Institutional Partners, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ]**
         ** The reporting persons making this filing hold an aggregate of
            1,099,221 Shares, which is 33.6% of the class of securities.
            The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         WC
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         California
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           255,800
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      255,800
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         255,800
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         7.8%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 34 Pages

                                       13D
===============================
CUSIP No. 018494104
===============================
---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Institutional Partners II, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ]**
         ** The reporting persons making this filing hold an aggregate of
            1,099,221 Shares, which is 33.6% of the class of securities.
            The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         WC
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         California
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           52,200
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      52,200
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         52,200
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         1.6%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 34 Pages

                                       13D
===============================
CUSIP No. 018494104
===============================
---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Institutional Partners III, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ]**
         ** The reporting persons making this filing hold an aggregate of
            1,099,221 Shares, which is 33.6% of the class of securities.
            The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         WC
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           64,800
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      64,800
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         64,800
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         2.0%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 34 Pages

                                       13D
===============================
CUSIP No. 018494104
===============================
---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Tinicum Partners, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ]**
         ** The reporting persons making this filing hold an aggregate of
            1,099,221 Shares, which is 33.6% of the class of securities.
            The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         WC, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         New York
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           23,400
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      23,400
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         23,400
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.7%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 34 Pages

                                       13D
===============================
CUSIP No. 018494104
===============================
---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Management, L.L.C.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate of
            1,099,221 Shares, which is 33.6% of the class of securities.
            The reporting person on this cover page, however, may be
            deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           455,700
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      455,700
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         455,700
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         13.9%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IA, OO
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 34 Pages

                                       13D
===============================
CUSIP No. 018494104
===============================
---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Partners, L.L.C.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate of
            1,099,221 Shares, which is 33.6% of the class of securities.
            The reporting person on this cover page, however, may be
            deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           643,521
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      643,521
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         643,521
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         19.7%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         OO
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 8 of 34 Pages

                                       13D
===============================
CUSIP No. 018494104
===============================
---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Enrique H. Boilini
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate of
            1,099,221 Shares, which is 33.6% of the class of securities.
            The reporting person on this cover page, however, may be
            deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         Argentina
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           1,099,221
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,099,221
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,099,221
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         33.6%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 9 of 34 Pages

                                       13D
===============================
CUSIP No. 018494104
===============================
---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         David I. Cohen
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate of
            1,099,221 Shares, which is 33.6% of the class of securities.
            The reporting person on this cover page, however, may be
            deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         South Africa
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           1,099,221
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,099,221
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,099,221
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         33.6%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 10 of 34 Pages

                                       13D
===============================
CUSIP No. 018494104
===============================
---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Joseph F. Downes
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate of
            1,099,221 Shares, which is 33.6% of the class of securities.
            The reporting person on this cover page, however, may be
            deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           1,099,221
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,099,221
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,099,221
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         33.6%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 11 of 34 Pages

                                       13D
===============================
CUSIP No. 018494104
===============================
---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         William F. Duhamel
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate of
            1,099,221 Shares, which is 33.6% of the class of securities.
            The reporting person on this cover page, however, may be
            deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           1,099,221
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,099,221
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,099,221
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         33.6%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 12 of 34 Pages

                                       13D
===============================
CUSIP No. 018494104
===============================
---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Fleur E. Fairman
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate of
            1,099,221 Shares, which is 33.6% of the class of securities.
            The reporting person on this cover page, however, may be
            deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           643,521
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      643,521
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         643,521
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         19.7%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 13 of 34 Pages

                                       13D
===============================
CUSIP No. 018494104
===============================
---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Jason M. Fish
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate of
            1,099,221 Shares, which is 33.6% of the class of securities.
            The reporting person on this cover page, however, may be
            deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           1,099,221
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,099,221
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,099,221
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         33.6%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 14 of 34 Pages

                                       13D
===============================
CUSIP No. 018494104
===============================
---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Andrew B. Fremder
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate of
            1,099,221 Shares, which is 33.6% of the class of securities.
            The reporting person on this cover page, however, may be
            deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           1,099,221
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,099,221
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,099,221
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         33.6%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 15 of 34 Pages

                                       13D
===============================
CUSIP No. 018494104
===============================
---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Richard B. Fried
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate of
            1,099,221 Shares, which is 33.6% of the class of securities.
            The reporting person on this cover page, however, may be
            deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           1,099,221
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,099,221
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,099,221
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         33.6%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 16 of 34 Pages

                                       13D
===============================
CUSIP No. 018494104
===============================
---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         William F. Mellin
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate of
            1,099,221 Shares, which is 33.6% of the class of securities.
            The reporting person on this cover page, however, may be
            deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           1,099,221
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,099,221
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,099,221
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         33.6%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 17 of 34 Pages

                                       13D
===============================
CUSIP No. 018494104
===============================
---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Stephen L. Millham
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate of
            1,099,221 Shares, which is 33.6% of the class of securities.
            The reporting person on this cover page, however, may be
            deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           1,099,221
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,099,221
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,099,221
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         33.6%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 18 of 34 Pages

                                       13D
===============================
CUSIP No. 018494104
===============================
---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Meridee A. Moore
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate of
            1,099,221 Shares, which is 33.6% of the class of securities.
            The reporting person on this cover page, however, may be
            deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           1,099,221
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,099,221
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,099,221
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         33.6%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 19 of 34 Pages

                                       13D
===============================
CUSIP No. 018494104
===============================
---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Thomas F. Steyer
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate of
            1,099,221 Shares, which is 33.6% of the class of securities.
            The reporting person on this cover page, however, may be
            deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           1,099,221
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,099,221
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,099,221
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         33.6%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 20 of 34 Pages

     This Amendment No. 16 to Schedule 13D amends the Schedule 13D initially filed on May 14, 1998 (collectively, with all amendments thereto, the "Schedule 13D").

Item 2. Identity And Background.

     Items 2(a) and (b) of the Schedule 13D is amended and restated in its entirety as follows:

     (a) This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons."

      The Partnerships

            (i)   Farallon  Capital   Partners,   L.P.,  a  California   limited
                  partnership ("FCP"), with respect to the Shares held by it;

            (ii) Farallon Capital Institutional Partners, L.P., a California limited partnership ("FCIP"), with respect to the Shares held by it;

            (iii) Farallon Capital Institutional Partners II, L.P., a California
                  limited partnership ("FCIP II"), with respect to the Shares held by it;

            (iv) Farallon Capital Institutional Partners III, L.P., a Delaware limited partnership ("FCIP III"), with respect to the Shares held by it; and

             (v)  Tinicum  Partners,   L.P.,  a  New  York  limited  partnership
                  ("Tinicum"), with respect to the Shares held by it.

     FCP, FCIP, FCIP II, FCIP III, and Tinicum are together referred to herein as the "Partnerships."

      The Management Company

            (vi) Farallon Capital Management, L.L.C., a Delaware limited liability company (the "Management Company"), with respect to the Shares held by certain accounts managed by the Management Company (the "Managed Accounts").2

---------------------
     2 Of the Shares reported by the Management Company on behalf of the Managed Accounts, 9,700 Shares (equal to approximately 0.3% of the total Shares currently outstanding) are held by The Absolute Return Fund of The Common Fund, a non-profit corporation whose principal address is 450 Post Road East, Westport, Connecticut 06881.

                              Page 21 of 34 Pages

      The General Partner Of The Partnerships

            (vii) Farallon  Partners,   L.L.C.,  a  Delaware  limited  liability
                  company which is the general partner of each of the Partnerships (the "General Partner"), with respect to the Shares held by each of the Partnerships.

      The Managing Members Of The General Partner And The Management Company

            (viii)The following  eleven persons who are managing members of both the General Partner and the Management Company, with respect to the Shares held by the Partnerships and the Managed
                  Accounts: Enrique H. Boilini ("Boilini"), David I. Cohen ("Cohen"), Joseph F. Downes ("Downes"), William F. Duhamel
                  ("Duhamel"), Jason M. Fish ("Fish"), Andrew B. Fremder ("Fremder"), Richard B. Fried ("Fried"), William F. Mellin ("Mellin"), Stephen L. Millham ("Millham"), Meridee A. Moore ("Moore") and Thomas F. Steyer ("Steyer"); and

            (ix) the twelfth managing member of the General Partner, Fleur E. Fairman ("Fairman"), with respect to the Shares held by the Partnerships.

     Boilini,  Cohen, Downes,  Duhamel,  Fairman, Fish, Fremder,  Fried, Mellin,
Millham, Moore, Steyer are together referred to herein as the "Individual Reporting Persons."

     (b) The address of the principal business and principal office of (i) the Partnerships, the General Partner and the Management Company is One Maritime Plaza, Suite 1325, San Francisco, California 94111 and (ii) each of the Individual Reporting Persons is set forth in Annex 1 hereto.

Item 3. Source And Amount Of Funds And Other Consideration.

     Item 3 of the Schedule 13D is amended and supplemented by the following:

     The net investment cost (including commissions) for the Shares acquired by each of the Partnerships and Managed Accounts since the filing of the prior
Schedule 13D is set forth below:

      Entity         Shares Acquired    Approximate Net Investment Cost

      FCP              10,800                $127,964.00

                              Page 22 of 34 Pages

      FCIP              9,300                $110,262.00
      FCIP II           2,800                 $33,178.00
      FCIP III          2,900                 $34,340.00
      Tinicum             900                 $10,661.50
      Managed
        Accounts       19,100                $226,279.50

     The consideration for such acquisitions was obtained as follows: (i) with respect to FCIP, FCIP II and FCIP III, from working capital; (ii) with respect to FCP, from working capital, and/or from borrowings pursuant to a margin account maintained in the ordinary course of business by FCP, at Goldman, Sachs & Co.; and (iii) with respect to the Managed Accounts, from the working capital of each Managed Account and/or from borrowings pursuant to margin accounts maintained in the ordinary course of business by some of the Managed Accounts at Goldman, Sachs & Co. FCP and some of the Managed Accounts hold certain securities in their respective margin accounts at Goldman, Sachs & Co., and the accounts may from time to time have debit balances. It is not possible to determine the amount of borrowings, if any, used to acquire the Shares.

Item 5. Interest In Securities Of The Issuer.

     Item 5 of the Schedule 13D is amended and restated in its entirety as follows:

     (a) The Partnerships

          (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Partnership is incorporated herein by reference for each such Partnership. The percentage amount set forth in Row 13 of each cover page filed herewith as well as Footnote Two hereto is calculated based upon the 3,272,690 Shares outstanding as of November 10, 1999 as reported by the Company in its Quarterly Report on Form 10-Q for the period ended September 30, 1999, which was filed with the Securities and Exchange Commission on November 12, 1999.

          (c) The trade dates, number of Shares purchased or sold and the price per Share (including commissions) for all purchases and sales of the Shares by the Partnerships since the filing of the prior
               Schedule  13D are set  forth  on

                              Page 23 of 34 Pages

               Schedules A-E hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

          (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. The Individual Reporting Persons are managing members of the General Partner.

          (e)  Not applicable.

     (b) The Management Company

          (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the Management Company is incorporated herein by reference.

          (c) The trade dates, number of Shares purchased or sold and the price per Share (including commissions) for all purchases and sales of the Shares by the Management Company on behalf of the Managed Accounts since the filing of the prior Schedule 13D are set forth on Schedule F hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

          (d) The Management Company, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. The Individual Reporting Persons other than Fairman are managing members of the Management Company.

          (e)  Not applicable.

     (c) The General Partner

          (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the General Partner is incorporated herein by reference.

          (c)  None.

          (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. The Individual Reporting Persons are managing members of the General Partner.

          (e)  Not applicable.

     (d) The Individual Reporting Persons

                              Page 24 of 34 Pages

          (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Individual Reporting Person is incorporated herein by reference for each such Individual Reporting Person.

          (c)  None.

          (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. The Management Company, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. The Individual Reporting Persons are managing members of the General Partner. The Individual Reporting Persons other than Fairman are managing members of the Management Company.

          (e)  Not applicable.

     The Shares reported hereby for the Partnerships are owned directly by the Partnerships and those reported by the Management Company on behalf of the Managed Accounts are owned directly by the Managed Accounts. The General Partner, as general partner to the Partnerships, may be deemed to be the beneficial owner of all such Shares owned by the Partnerships. The Management Company, as investment adviser to the Managed Accounts, may be deemed to be the beneficial owner of all such Shares owned by the Managed Accounts. The eleven Individual Reporting Persons who are managing members of both the General Partner and the Management Company may each be deemed to be the beneficial owner of all such Shares held by the Partnerships and the Managed Accounts. Fairman, as a managing member of only the General Partner, may be deemed to be the beneficial owner of all such Shares held by the Partnerships. Each of the Management Company, the General Partner and the Individual Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

Item 7. Materials To Be Filed As Exhibits.

     There is filed herewith as Exhibit 1 a written agreement relating to the filing of joint acquisition statements as required by Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, as amended.


                              Page 25 of 34 Pages

                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: December 9, 1999


                    /s/ Thomas F. Steyer
                    ----------------------------------------
                    FARALLON PARTNERS,  L.L.C.,
                    on its own behalf and as General Partner of
                    FARALLON CAPITAL PARTNERS, L.P.,
                    FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., And TINICUM PARTNERS, L.P.
                    By Thomas F. Steyer,
                    Senior Managing Member


                    /s/ Thomas F. Steyer
                    ----------------------------------------
                    FARALLON CAPITAL MANAGEMENT, L.L.C.,
                    By Thomas F. Steyer,
                    Senior Managing Member


                    /s/ Thomas F. Steyer
                    ----------------------------------------
                    Thomas F. Steyer, individually and as attorney-in-fact
                    for each of Enrique H. Boilini, David I. Cohen,
                    Joseph F. Downes, William F. Duhamel, Fleur E. Fairman, Jason M. Fish, Andrew B. Fremder, Richard B. Fried,
                    William F. Mellin, Stephen L. Millham and Meridee A. Moore.

     The Powers of Attorney, each executed by Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and Moore authorizing Steyer to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on September 26, 1997, by such Reporting Persons with respect to the Common Stock of Sphere Drake Holdings Limited, are hereby incorporated by reference. The Powers of Attorney executed by Duhamel and Fried authorizing Steyer to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13G filed with the Securities and Exchange Commission on January 13, 1999, by such Reporting Persons with respect to the Callable Class A Common Shares of CliniChem Development Inc., are hereby incorporated by reference

                              Page 26 of 34 Pages

                                   SCHEDULE A

                         FARALLON CAPITAL PARTNERS, L.P.


                                 NO. OF SHARES
                                 PURCHASED (P)             PRICE
       TRADE DATE                 OR SOLD (S)            PER SHARE

        11-09-99                    600(P)                $11.88
        11-10-99                   1,200(P)               $11.88
        11-10-99                   4,400(P)               $11.81
        11-30-99                   4,600(P)               $11.88













                              Page 27 of 34 Pages

                                   SCHEDULE B

                  FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.


                                 NO. OF SHARES
                                 PURCHASED (P)             PRICE
       TRADE DATE                 OR SOLD (S)            PER SHARE

        11-09-99                    400(P)                $11.88
        11-10-99                    800(P)               $11.88
        11-10-99                   2,700(P)              $11.81
        11-30-99                   5,400(P)              $11.88

















                              Page 28 of 34 Pages

                                   SCHEDULE C

                FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.


                                 NO. OF SHARES
                                 PURCHASED (P)             PRICE
       TRADE DATE                 OR SOLD (S)            PER SHARE

        11-09-99                    200(P)               $11.88
        11-10-99                    300(P)               $11.88
        11-10-99                   1,100(P)              $11.81
        11-30-99                   1,200(P)              $11.88




















                              Page 29 of 34 Pages

                                   SCHEDULE D

                FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.


                                 NO. OF SHARES
                                 PURCHASED (P)             PRICE
       TRADE DATE                 OR SOLD (S)            PER SHARE

        11-09-99                    200(P)                $11.88
        11-10-99                    400(P)                $11.88
        11-10-99                   1,500(P)               $11.81
        11-30-99                    800(P)                $11.88
















                              Page 30 of 34 Pages

                                   SCHEDULE E

                             TINICUM PARTNERS, L.P.


                                 NO. OF SHARES
                                 PURCHASED (P)             PRICE
       TRADE DATE                 OR SOLD (S)            PER SHARE

        11-10-99                    100(P)                $11.88
        11-10-99                    400(P)                $11.81
        11-30-99                    400(P)                $11.88

















                              Page 31 of 34 Pages

                                   SCHEDULE F

                       FARALLON CAPITAL MANAGEMENT, L.L.C.


                                 NO. OF SHARES
                                 PURCHASED (P)             PRICE
       TRADE DATE                 OR SOLD (S)            PER SHARE

        11-09-99                   1,000(P)               $11.88
        11-10-99                   2,000(P)               $11.88
        11-10-99                   7,400(P)               $11.81
        11-30-99                   6,700(P)               $11.88

        11-10-99                    100(P)                $11.81
        11-30-99                    100(P)                $11.88

        11-09-99                    100(P)                $11.88
        11-10-99                    200(P)                $11.88
        11-10-99                    700(P)                $11.81
        11-30-99                    800(P)                $11.88








                               Page 32 of 34 Pages

                                  EXHIBIT INDEX

EXHIBIT 1                          Joint Acquisition Statement Pursuant to Rule
                                   13D-(f)(1)




















                              Page 33 of 34 Pages

                                                                       EXHIBIT 1
                                                                              to
                                                                    SCHEDULE 13D

                           JOINT ACQUISITION STATEMENT
                           PURSUANT TO RULE 13D-(f)(1)

     The  undersigned  acknowledge  and agree that the  foregoing  statement  on
Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated: December 9, 1999


                  /s/ Thomas F. Steyer
                  ----------------------------------------
                  FARALLON  PARTNERS,  L.L.C.,
                  on its own behalf and as General Partner of
                  FARALLON CAPITAL PARTNERS,  L.P.,
                  FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., And TINICUM PARTNERS, L.P.
                  By Thomas F. Steyer,
                  Senior Managing Member



                  /s/ Thomas F. Steyer
                  ----------------------------------------
                  FARALLON CAPITAL MANAGEMENT, L.L.C.,
                  By Thomas F. Steyer,
                  Senior Managing Member


                  /s/ Thomas F. Steyer
                  ----------------------------------------
                  Thomas F. Steyer, individually and as attorney-in-fact
                  for each of Enrique H. Boilini, David I. Cohen,
                  Joseph F. Downes, William F. Duhamel, Fleur E. Fairman, Jason M. Fish, Andrew B. Fremder, Richard B. Fried,
                  William F. Mellin, Stephen L. Millham and Meridee A. Moore.




                              Page 34 of 34 Pages